Exhibit 10.1

Foreign Assignment Program

The objective of the Itron, Inc. Foreign Assignment Program is to:

•
Provide the employee an exciting opportunity to enhance his/her professional experience and increase skills while living and working in a foreign culture. At the same time the foreign assignment will support Itron business needs, while developing our employees to grow the business.

•	Encourage qualitative candidate selection to help assure success of the assignment.
•	Establish clear structure of the assignment, including job responsibilities, objectives and reporting structure.
•	Ensure similar purchasing power to what the employee has in his/her home country.
•	Prepare the employee and his/her family for living and working abroad.
•	Provide on-going support for the employee once he/she has arrived in the foreign country.
•	Ensure successful repatriation when the employee has finished his/her assignment.

THIS FOREIGN ASSIGNMENT AGREEMENT (the “Agreement”) is entered into by Malcolm Unsworth (hereinafter referred to as “Assignee”) and Itron, Inc. (hereinafter referred to as “Itron”).

1.           Statement of Assignment

Malcolm Unsworth has been selected as the Chief Operating Officer; for Actaris Metering Systems (Actaris), a wholly owned subsidiary of Itron, Inc., reporting to LeRoy Nosbaum, Chief Executive Officer  & Chairman of the Board (CEO) and for a Foreign Assignment in Brussels, Belgium (Host Country), effective on April 18, 2007.  This assignment will be for the duration of two years, with an option of an extension for one year, for a total of three years. Your assignment will commence on or about June 1, 2007. The CEO will determine the necessity for an optional year based on business needs. The Assignee will have the right to decline the optional year and at such time the Assignee will be subject to the terms of the repatriation agreement outlined in paragraph 11 of this agreement.  Assignee and the CEO will make a determination regarding the extension of this assignment beyond the initial two-year period.  This determination will be made on or before December 31, 2008.

2.           Pre-Move Visits

Assignee shall be provided with two pre-move visits.  These visits will be used to assess the housing situation, gather facts about the area and give the Assignee an opportunity to meet with his future colleagues. These visits may coincide with a pre-planned business trip and may include the Assignee’s spouse.  Itron will cover the following reasonable expenses incurred for the home finding trips to the new location:

• Round trip air
• Car rental from a designated firm
• Reasonable lodging and meal expenses
• Highway and bridge tolls

3.           Compensation & Benefits

Assignee will receive a base salary of $410,000 USD annually paid from the U.S. payroll office located in Liberty Lake, WA.  For 2007, Assignee will be eligible for the Management Bonus Plan, a discretionary bonus, based on 75% his annual base salary.  The Management Bonus Plan is based on meeting company financial targets, and is subject to Itron’s discretion and may change at any time.  The Assignee will be provided with a Cost of Living Adjustment, which will be reviewed on a bi-annual basis to maintain purchasing power in the Host Country relative to the Home Country.   The Cost of Living data will be obtained from a reputable and best-practice Human Resource Consulting firm (e.g., ORC Worldwide, Mercer).  Additionally, Itron will provide a Relocation Allowance of $17,083 for reasonable expenses of miscellaneous items (e.g., voltage transformers for converting household appliances to local current; small appliances such as coffee pot, hair dryer, iron; clothing necessary for differences in climate; appliance, service, and utility connection and disconnection costs; and losses on unexpired club memberships, tuition, and magazine subscriptions).

Both Mandatory Income Protection and Non-Mandatory or Voluntary benefit programs will continue to be administered by the corporate office.  Mandatory Income Protection programs include Unemployment Insurance, Workers’ Compensation, and Social Security.  Non- Mandatory programs include medical, dental, prescription, flexible spending accounts, mental health, vision plans, survivor benefits, disability, and retirement plans.

The Cigna International Expatriate Insurance Benefit Plan will be provided to the Assignee and his spouse, which will enable Host Country/Global medical and dental services, including emergency medical transportation or evacuation and repatriation of mortal remains should the Assignee, or his spouse expire while on assignment abroad. The Assignee will remain enrolled in the former Schlumberger Cigna Retiree medical health plan at his present cost and Itron will assume the costs of the Cigna International Expatriate Insurance. The details of the expatriate insurance will be provided under separate cover. Assignee will advise Itron of the contact information for the executor of his estate.

Itron also agrees to arrange and pay for the cost of round-trip transportation to visit an immediate family member whose medical condition requires the Assignee’s presence.  In the event of this situation, Itron Corporate Human Resources may request a consultation with the attending physician or other competent medical authority.  Immediate family member is defined as parents, children, spouse, grandparents, siblings, in-laws, and individuals that live in employee’s home.

4.           Social Security & Retirement Benefits

Assignee will remain covered by the United States Social Security system. Human Resources will obtain a certificate of coverage from the United States Social Security Administration.  Assignee will continue to have his elected 401(k) deferral taken out of his paycheck issued by the Itron Corporate Payroll Department.

5.           Relocation

Itron agrees to provide relocation assistance, which includes the following:

5.1	Host Country Housing and Destination Assistance
5.2	Home Country Housing Assistance
5.3	Storage of household and personal goods, including insurance
5.4	Shipment of personal and household goods, including insurance
5.5	Temporary Housing
5.6	Vehicle
5.7	Host Country Housing and Destination Assistance

Itron agrees to pay a monthly housing and reasonable utilities budget.  Itron further agrees to pay for the cost of destination services from a Host Country firm, which will provide the following as necessary:

o	Orientation to Host Country
o	Home Search assistance
o	Settling in (e.g., driver’s license; parking permit; bank account; medical providers)

5.8	Home Country Assistance

Any costs associated with Assignee’s home country residence will be incurred at Assignee’s expense, including, but not limited to:

o	Property Management
o	Home Sale Assistance
o	Storage Cost

5.9           Storage of Household and Personal Goods Including Insurance

Itron will pay for storage of household and personal goods, plus liability insurance.  The storage will be provided for the duration of Assignee’s foreign assignment through Itron’s corporate moving, packing and storage provider.

5.10           Shipment of Personal and Household Goods Including Insurance

Itron agrees to pay the cost of packing, moving and shipping of Assignee’s personal and household goods, not to exceed 17,000 lbs., as provided by Itron’s corporate moving, packing and shipping provider.  Itron shall also pay the cost of insurance for said goods.  Itron will also provide the air-shipment of immediate personal needs (i.e., clothing, linens, etc.)  Luxury items, to include, but not limited to, motor homes, boats, etc. will not be shipped, stored or otherwise insured by Itron.

5.11           Temporary Housing

If no permanent housing has been identified prior to departure, Itron agrees to pay for the Assignee’s temporary housing (hotel or corporate apartment) for a period of up to 90 days.

5.12           Vehicle

Itron agrees to provide a transportation allowance to Assignee for the purpose of leasing two vehicles, one for him and one for his spouse. The Assignee’s vehicle will be leased through the standard leasing company of Actaris.  Itron will pay for Assignee’s International Driver’s License for duration of assignment.

6.           Income Taxes

Due to tax complexities associated with foreign assignments, the Assignee will be provided with the services of an independent accounting firm, which Itron reserves the right to change but is currently Pricewaterhouse Coopers (“the Tax Firm”). Only tax services by the Tax Firm will be provided without charge to the Assignee.  Such services include the following:

o	Pre-departure exit interview and post arrival entrance interview
o	Income tax preparation service for both host and home country tax returns.
o	Income tax reconciliation services for tax equalization purposes.

If the Tax Firm is engaged for personal income or estate tax planning consultation, or preparation of any related tax returns, the Assignee will be responsible for the charges and must arrange to be billed separately.

The Tax Firm’s supporting worksheets and calculations will be treated as strictly confidential between the Assignee and the Tax Firm.  However, the Tax Equalization Settlement Statement (see income tax section below) necessary for year-end tax reconciliation will be released to Itron.

It is intended that the use of the Tax Firm will minimize the assignment cost by ensuring that the Assignee’s tax returns are accurately prepared to produce the lowest tax liability and to provide assurance that Itron is meeting its legal obligations, thereby protecting its right to do business in the home and host countries by ensuring full compliance with local tax laws.

To ensure the Assignee’s compliance with tax laws and regulations, the Assignee must contact the Tax Firm as soon as possible prior to the Assignee’s departure and after the Assignee’s arrival.  The Assignee’s contacts are:

o	In the U.S. - William (Bill) Zaleski at (206) 398-3061 (direct) william.zaleski@us.pwc.com

o	In Belgium - Nicolas de limbourg (direct) 32 2 710 7418

nicolas.de.limbourg.be.pwc.com

7.           Tax Equalization Policy

In order to facilitate the Assignee’s transfer, Itron has developed this Tax Equalization Policy to help ensure that the Assignee not incur additional tax liability resulting from this assignment. With regard to Company stock option income, you will be fully equalized on all stock option income while on assignment in Belgium. The Company will not impose any cap on the amount of stock option income it will equalize. During your assignment, you will be responsible for funding the hypothetical taxes on stock option income. The Company will be responsible for any actual Belgian or US taxes on your stock option income.

 Under this policy, Itron will bear the cost of any additional Belgium or U.S. federal, state and local income and social taxes (or required government social insurances) resulting from this assignment and accruing on Itron source income. You will be responsible for the additional taxes on income in excess of this limitation. We encourage you to review this with the tax consultant to understand how this may impact your situation. Specifically excluded from tax equalization are consumer taxes (i.e. sales tax, value added tax) property taxes and any other tax or duty not based on income.  Also excluded are those income and social taxes not attributed to Itron source income (i.e. income taxes on investment income, spousal wages, capital gains, etc.).  In general, tax equalization will be administered as follows:

a.
A hypothetical tax will be calculated on Itron source equalized income, less any amount that the Assignee would have claimed as Itemized Deductions and/or Personal Exemptions on the Assignee’s U.S. Federal Income tax return.  In determining the Assignee’s Itron source equalized income and hypothetical tax, we will assume that the Assignee continued to live in Spokane, Washington, and will exclude any assignment related allowances and supplemental payments.

b.
This hypothetical tax will be deducted from the Assignee’s base salary, bonuses and other performance related incentives.  From the Assignee’s standpoint, it can be viewed as payroll tax withholding, although hypothetical taxes do not get remitted to the tax authorities.

c.
In consideration for the hypothetical tax deduction, Itron will reimburse the Assignee for the cost of any US and Belgium income and social taxes attributed to Itron source income, as determined by the Tax Firm, from the Assignee’s completed U.S. and Belgium Income Tax Returns and the Tax Equalization Settlement Statement.

At the end of the year, when the Assignee’s tax returns are completed, the Tax Firm will prepare a Tax Equalization Settlement Statement.   Any amounts due to the Assignee will be promptly remitted through Itron’s payroll systems.  Any amounts due to Itron will be reimbursed, at the Itron’s option, directly to Itron by personal check or through a payroll adjustment.

The Assignee is expected to exercise care and attention in minimizing the liability for worldwide income taxes in accordance with appropriate principles of tax planning as instructed by the independent tax consultant.  The Assignee must cooperate with Itron to ensure that his tax returns are filed in such a manner as to produce the lowest possible tax permitted by law.

It is in both Itron’s and the Assignee’s best interest to ensure compliance with all applicable tax laws during the foreign assignment.  It is the Assignee’s responsibility to consult the independent tax consultant concerning his tax responsibilities and to fulfill them in a timely manner while on foreign assignment.

It is essential that the Assignee cooperate with the Tax Firm in providing timely and complete information as required.  Itron reserves the right to withhold all payments associated with the Assignee’s assignment, excluding compensation for work performed, if he fails to comply with these provisions.

In addition, all fines, penalties, increased tax liability or interest charges resulting from the Assignee’s failure to comply on a timely basis with applicable tax laws/regulations, will be his responsibility.

By accepting this assignment the Assignee agrees to provide the Tax Firm with all documentation/records required to file his foreign and home country, Federal and Provincial/State Income Taxes and to prepare the Tax Equalization calculation.

The Assignee also agrees that Itron shall have the right to require immediate payment of any amounts due to Itron as a result of the Tax Equalization Summary provided by the Tax Firm, and expressly authorizes Itron, by signing below, to deduct such amounts due to Itron, from any amounts due to the Assignee from Itron.

Should the Assignee’s employment be terminated for any reason, Itron will provide tax reimbursements and consulting assistance until the Assignee’s separation date from Itron.

8.           Home Leave

Itron encourages and will allow for one quarterly personal trip per year for Assignee and Assignee’s spouse back to the U.S.  The coordination of the airfare must be made through Itron Corporate Travel Department or Actaris’ commonly used travel office, whichever provides the most competitive fare.  Itron reserves the right to use the carrier of their choice and to seek the best possible airfare rates.  In the alternative, Itron will provide a comparatively priced host country visit by an immediate family member(s) up to the number of persons equal to Assignee and his spouse.

9.           Repatriation

At the completion of the Assignee assignment, Itron will pay the costs of relocating Assignee to a location in the U.S. or as determined by Assignee’s new assignment.  Itron agrees to the shipment of personal and household goods consistent with Section 7 of this agreement.  It is Itron’s Foreign Assignment Policy to return Assignees to a position at Itron with similar or increased job responsibilities and level as the position held at the conclusion of the foreign assignment. If the same position is not available and the Assignee chooses to decline the offered position, Itron has the right to terminate any severance agreement.  In the event that Itron determines that the same position or no equivalent position is available, Itron will grant the Assignee severance pay consistent with Itron’s U.S. severance policy at the time of repatriation.

Certain business conditions may require Itron to reevaluate its business needs.  If Itron determines that business needs require termination of Assignee’s position, Itron will pay severance in accordance with the above paragraph.

If Itron decides to terminate Assignee’s employment for cause during or at the end of the foreign assignment, OR if Assignee self-terminates his position while on foreign assignment, Itron will provide relocation of his household and personal goods (as stated in Section 7.4 of this agreement) to a U.S. location as approved the CEO.  No severance will be paid upon either of these two conditions.  These benefits will not be provided under circumstances where Assignee has accepted a job with another company prior to such self-termination.

Itron will have full authority to determine the outcome of expenses incurred outside of this policy.  The CEO in coordination with the Vice-President Competitive Resources will determine whether the responsibility of any costs outside of this agreement rests with the company or the employee based on the company’s Foreign Assignment Program and Policy.

Notwithstanding anything in this Agreement, the employee is at all times subject to the employment-at-will doctrine in Washington and any dispute under this Agreement must be resolved under the laws of the State of Washington without the application of conflict of law provisions. Any lawsuit to enforce the provisions of this Agreement must be brought in a court in Spokane County, Washington, USA.
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Please sign this agreement acknowledging the terms and conditions:

AGREED AND ACCEPTED BY:

/s/ Malcolm Unsworth	4/23/07
Employee	Date
/s/ Jared P. Serff	4/23/07
Vice-President Competitive Resources	Date
/s/ LeRoy D. Nosbaum	4/23/07
Chief Executive Officer & Chairman of the Board	Date